Exhibit 99.1

For more information, contact:
Victor Karpiak: (425) 255-4400

First Financial Northwest, Inc.
To Write-Off Goodwill in Second Quarter,
Company Remains Very Well Capitalized

Renton, Washington – July 10, 2009 – First Financial Northwest, Inc. (the “Company”) (NASDAQ GS: FFNW), the holding company for First Savings Bank Northwest (“Bank”), announced today it will record a $14.2 million non-cash impairment charge to write-off all of the goodwill recorded from a prior acquisition. The write-off of goodwill does not impact tangible capital, liquidity, operations or the Bank’s regulatory capital ratios. As previously announced on June 5, 2009, the Company also expects to record a provision for loan losses of approximately $18 million. As a result of these actions, management expects a loss per diluted common share of approximately $1.40 for the second quarter of 2009. Despite the loss, the Company’s expected ratio of tangible common equity to tangible assets of approximately 20% at June 30, 2009, makes it one of the best capitalized financial institutions in the Pacific Northwest region. The Bank will continue to have regulatory capital ratios in excess of the requirement to be considered “well capitalized” in accordance with regulatory standards.

The Company’s decision to increase its provision for loan losses was prompted by a number of factors. These included the completion of the independent stress analysis of the loan portfolio previously announced June 5, 2009, along with a continuing decline in the value of real estate in the primary markets we serve and elevated amounts of nonperforming loans reflecting the weak economy. The increase in the loan loss provision will increase the Company’s allowance for loan losses to approximately $33 million or 3% of total loans, net of undisbursed funds, at June 30, 2009. Nonperforming loans are expected to increase by approximately $49 million to an estimated $129 million at June 30, 2009. This represents a projected 12% of total loans, net of undisbursed funds. The vast majority of the nonperforming loans continue to be residential construction and land development loans.

“With our strong capital position and operating revenues we believe increasing our provision for loan losses is a prudent course of action in this difficult economy” stated Victor Karpiak, Chairman, President and CEO of First Financial Northwest, Inc. “We believe that by strengthening our allowance for loan losses we are well positioned to actively manage our nonperforming loans and diligently address our credit challenges.

“This challenging environment in the Pacific Northwest also caused us to conduct a mid-year review of the carrying value of goodwill on our balance sheet that was a result of an acquisition prior to our conversion to a publicly held company. We have concluded it was appropriate to record a non-cash write-off of this entire asset,” stated Mr. Karpiak. A number of factors were used in determining the write-off of the goodwill. These included the protracted decline in stock prices for financial service companies, particularly in the Pacific Northwest, the lack of merger transactions and the uncertainty of valuing intangible assets, such as goodwill, in a recessionary economy. “The non-cash write-off of our goodwill does not impact our regulatory capital ratios, our tangible equity capital, liquidity or operations. This write-off of goodwill will also align our Company’s book value and tangible book value, which we estimate will be approximately $12.50 per diluted share at June 30, 2009.”

First Financial Northwest, Inc. is a Washington corporation headquartered in Renton, Washington. It is the parent company of First Savings Bank Northwest, a Washington chartered stock savings bank that was originally organized in 1923. The Company serves the Puget Sound Region of Washington that includes King, Snohomish, Pierce and Kitsap Counties, through its full-service banking office. The Company is part of the ABA NASDAQ Community Bank Index (ABAQ) as well as the Russell 3000 Index. For additional information about the Company and the Bank, please visit our website at www.fsbnw.com and click on the “Investor Relations” section.

Forward-looking statements:

This press release contains statements that the Company believes are “forward-looking statements.” These statements relate to the Company’s financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially include, but are not limited to, the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for construction/land development, residential, commercial real estate, consumer and other types of loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Office of Thrift Supervision and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses or to write-down assets; our ability to control operating costs and expenses; our ability to manage loan delinquency rates; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board; war or terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2008.